SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (the “Agreement”), effective as of April 30, 2015, is between Lincoln Investment Advisors Corporation, a Tennessee corporation (the “Adviser”), and Ivy Investment Management Company, a Delaware corporation (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), separately on behalf of each of its series specified on Schedule A to this Agreement (each, the “Fund”), which are open-end management investment companies registered under the Investment Company Act of 1940 (the “1940 Act”), has entered into an Investment Management Agreement dated April 30, 2007 (the “Investment Management Agreement”) with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund;

WHEREAS, the Investment Management Agreement authorizes the Adviser, at its expense, to select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (the “Advisers Act”) to perform some or all of the services for the Fund for which it is responsible under the Investment Management Agreement; and

WHEREAS, the Adviser desires to appoint the Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund as of the effective date specified on Schedule A hereto, and the Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	Sub-Advisory Services

(a)      Managed Portion. The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to provide investment advisory services to the Fund, on the terms and conditions set forth herein, for the portion of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (the “Managed Portion”). The Adviser may make additions to, and withdrawals from, those Fund assets assigned to the Sub-Adviser. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b)      Investment Program. Subject to the supervision and control of the Adviser and the Trust’s board of trustees (the “Board”), the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion, which shall at all applicable times meet the diversification requirements of Subchapter M and Section 817(h) under the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for its purchase and sale of portfolio securities.

(c)      Custody. On a daily basis, the Sub-Adviser will arrange for transmission to the custodian such confirmations, trade tickets and other documents and information as may be reasonably necessary to enable the custodian to perform its responsibilities with respect to the Managed Portion. The Sub-Adviser shall have authority to instruct the custodian on behalf of the

Fund: (i) to deliver upon receipt of payment, and upon receipt to make payment for, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Managed Portion, and (ii) to deposit margin or collateral, which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund in respect of the Managed Portion with respect to any investments made pursuant to the investment guidelines set forth in the Prospectus, Statement of Additional Information, and other written instructions from the Adviser to the Sub-Adviser (“Investment Guidelines”). All cash and the indicia of ownership of all other investments shall be held by the Managed Portion’s custodian bank, and the Sub-Adviser shall not take custody of Trust assets.

The Sub-Adviser agrees to comply with such rules, procedures and timeframes as the custodian may reasonably set or provide with respect to the clearance and settlement of transactions for the Managed Portion. If the Sub-Adviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction, or provides such information beyond the required time frames, the Sub-Adviser shall be responsible for any resulting loss incurred by the Managed Portion.

(d)      Cross Trades. The Sub-Adviser is authorized to effect cross transactions between the Fund and other accounts managed by the Sub-Adviser and its affiliates in accordance with Trust procedures.

(e)      Independent Contractor. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

(f)      Necessary Facilities. The Sub-Adviser will furnish, at its expense, (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion. Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform any of the following services or to have employees of the Sub-Adviser perform any of the following roles, as applicable: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Fund; (b) providing legal advice to the Fund; (c) providing employees of the Sub-Adviser to serve as officers of the Fund; (d) providing employees of the Sub-Adviser to serve as the Fund’s Chief Compliance Officer or associated staff; (e) determination of net asset value per share; (f) portfolio accounting; and (g) shareholder accounting services.

(g)      Registration Statement Supplements. The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of legally required supplements to the Fund’s registration statement that are necessitated by a change in control of the Sub-Adviser or any change in any of the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion. In the event that two or more sub-advisers each require a supplement simultaneously, the expense of each such supplement will be shared pro rata with such other sub-advisers based upon the number of pages required by each such sub-adviser. The Adviser agrees to use an economical means reasonably available to prepare, produce and distribute the supplements and will upon request furnish to the Sub-Adviser documentation of the expenses incurred.

(h)      Proxy Voting and Corporate Actions. The Sub-Adviser shall vote proxies relating to the Fund’s investment securities in accordance with the Sub-Adviser’s proxy voting guidelines and procedures, and shall review its proxy voting activities on a periodic basis with the Board. The Trust or the Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice. The investment authority granted to the Sub-Adviser shall further include the authority to exercise whatever powers the Adviser may possess with respect to any Fund assets in the Managed Portion, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.

(i)      Broker-Dealer Selection. The Sub-Adviser will select, as necessary, brokers, dealers, and futures commission merchants to effect all portfolio transactions subject to the conditions set forth herein (and any applicable Board-approved procedures). In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments, the Sub-Adviser shall use its best efforts to obtain the most favorable price and execution available, except as permitted to pay higher brokerage commissions for brokerage and research services as described in Section 1(k) (“Section 28(e) Brokerage and Research”) below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker, dealer, or futures commission merchant, and the Sub-Adviser agrees to comply with such request on a prospective basis within ten business days of receiving such written notice. The Adviser acknowledges that by so directing, the Fund may forego benefits that the Sub-Adviser might be able to obtain for its other clients through, for example, negotiating volume discounts or block or aggregated trades.

(j)      Best Execution Factors. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind at all times the Fund’s best interests, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the investment; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions.

(k)      Section 28(e) Brokerage and Research. Subject to Board-approved policies and Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser may cause the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the

Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section 1(k).

(l)      Investment Documentation. The Sub-Adviser is authorized on behalf of the Fund (i) to enter into agreements and execute any documents (e.g., exchange traded and over-the-counter derivatives documentation) required to make investments pursuant to the Investment Guidelines, which shall include any market or industry standard documentation including the applicable ISDA Protocols and Derivatives Documentation (defined below) and Derivatives Transactions (defined below) and the standard representations contained therein; (ii) to enter Fund and/or Derivative Transaction information on relevant web applications such as Markit, DTCC or other web applications to efficiently comply with regulatory requirements; and (iii) to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

(m)      Brokerage Accounts. The Sub-Adviser is authorized, on behalf of the Fund, to open brokerage accounts and to negotiate and execute, on its own behalf or on behalf of the Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Adviser’s duties under this Agreement. In such respect, the Sub-Adviser shall act as the Adviser’s and the Fund’s agents and attorneys in fact. The Sub-Adviser is authorized, on behalf of the Fund, to negotiate and enter into futures account applications, futures agreements, listed options agreements with margin accounts, ISDA master agreements and related documents, and any other Derivatives Documentation and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust procedures.

(n)      Trade Aggregation. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations and consistent with the Investment Guidelines, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution and to elect, where appropriate and in the best interest of the Fund, real time reporting delays relating to large notional swap trades. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Advisers Act and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board.

(o)      Foreign Currency. To the extent consistent with the Investment Guidelines, the Sub-Adviser, as the Fund’s agent and attorney-in-fact, when it deems appropriate and without prior consultation with the Adviser or the Fund, may purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades, at the market rate, as determined by the Sub-Adviser in its sole discretion. The Sub-Adviser may choose to put in place standard instructions for the Custodian to execute FX trades on behalf of the Sub-Adviser. Conversion of currencies into and out of the base currency of the Fund in restricted and unrestricted markets and income repatriation shall generally not be the responsibility of the Sub-Adviser.

(p)      Adviser Instructions. The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Adviser whose names and titles are included in a secretary’s certificate, incumbency certificate, or similar document indicating that the persons designated as representatives have the authority to bind the Trust. The Adviser may amend such document by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until otherwise notified by the Adviser.

(q)      Fair Valuations. The Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the Fund’s net asset value in accordance with valuation procedures and methods established by the Board.

(r)      Sub-Adviser Reports and Board Presentations. The Sub-Adviser shall furnish the Adviser and the Board with such reasonable information and reports as the Adviser deems appropriate or as the Board shall reasonably request. The Sub-Adviser shall make its officers and employees who provide key services for the Fund reasonably available from time to time, including for attendance at Board meetings, to review the investment and compliance policies applicable to the Managed Portion, and to consult with the Adviser or the Board regarding the Managed Portion’s investment affairs.

(s)      Other Fund Sub-Advisers. The Sub-Adviser shall not consult with any other sub-adviser to the Fund or any other account managed by the Adviser concerning the Managed Portion’s assets, except as permitted by the Fund’s policies and procedures.

(t)      Investment Restrictions. In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Managed Portion where the Adviser has furnished such applicable provisions to the Sub-Adviser; (ii) the investment objectives, policies and restrictions of the Fund as stated in the currently effective Investment Guidelines of the Fund, and any amendments thereto, that have been furnished to the Sub-Adviser by the Adviser (including, but not limited to, the applicable limitations on commodity interest trading by the Fund); (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any reasonable written instructions (including by email), authorizations (including by email), and directions of the Board, the Adviser, or Fund management that are provided to the Sub-Adviser; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law.

(u)      Assistance with Regulatory Disclosures. The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide disclosure to the extent legally required to be disclosed in the Fund’s Regulatory Filings and equivalent to disclosure contained in the registration statements of funds sponsored by the Sub-Adviser. The disclosure shall include, but not be limited to, any required disclosure related to the Sub-

Adviser’s investment management personnel, portfolio manager compensation, codes of ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(v)      General Legal Compliance. The Sub-Adviser shall furnish the Adviser (including without limitation its chief compliance officer (the “Adviser CCO”)), the Board, and/or the Trust’s Chief Compliance Officer (the “Trust CCO”) with such reasonable information, certifications and/or reports as such persons may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations applicable to the operations of the Sub-Adviser and its services to the Fund. The Sub-Adviser shall make its officers and employees who provide key services for the Fund (including the Sub-Adviser’s chief compliance officer) reasonably available to the Adviser (including without limitation the Adviser CCO and the Trust CCO, as applicable) to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

(w)      Portfolio Securities-Related Litigation. The Sub-Adviser agrees that it shall provide the Adviser with any documentation or information that it receives relating to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities or issuers of securities held in, or formerly held in, the Managed Portion (“Litigation”). The Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Adviser may have with respect to participating in, commencing or defending Litigation. The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any Litigation, including, without limitation, to file proofs of claim or other documents related to Litigation proceedings, or to investigate, initiate, supervise, or monitor Litigation involving the Managed Portion, and the Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder.

(x)      Commodity and Derivatives Trading.

(i) The Adviser represents that the Fund is a “qualified eligible person” within the meaning of Commodity Futures Trading Commission (“CFTC”) Regulation 4.7 and, as such, consents to the Sub-Adviser treating any futures accounts established by the Sub-Adviser in the name and on behalf of the Fund in accordance with the exemption contained in CFTC Regulation 4.7 unless and until the Adviser has communicated to the Sub-Adviser in writing that the Fund is not a qualified eligible person.

(ii) The Adviser represents (which representation will be deemed to be repeated by the Adviser on each date on which a Derivative Transaction or Derivative Documentation is entered into) that: (A) the Fund is authorized to (1) enter exchange-traded and/or over-the-counter derivative transactions (as used throughout this Agreement, if used in the singular, “Derivative Transaction”, if used in the plural, “Derivative Transactions”), (2) enter exchange traded and over-the-counter derivatives documentation (including any collateral arrangements), clearing documentation, account control agreements, and agreements with execution brokers (as used throughout this Agreement, “Derivative Documentation”), and (3) perform and deliver with respect to its obligations under any Derivative Transaction or Derivative Documentation; (B) the Fund executing, delivering and performing under the Derivative Transactions or Derivative Documentation would not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and (C) an Event of Default or Potential Event of Default (as those terms are defined in the applicable Derivatives Documentation) with respect to the Fund has not occurred or has not occurred and continuing under any Derivative Documentation in the past or in the present, and no such event would occur as a result of the Fund entering or performing its obligations under a Derivative Transaction or Derivative Documentation.

(y)      Foreign Account Tax Compliance Act (“FATCA”). The Adviser represents and certifies that the Fund is an entity that is registered or incorporated in the United States and is a Financial Institution (as defined in FATCA) that is in compliance with the FATCA regulations. If the Fund is not a Financial Institution, Adviser and the Trust will provide documentation with respect to its status as an “active NFFE” or “passive NFFE” and the list of Controlling Persons. Capitalized terms used in this paragraph have the meaning given those terms in FATCA. If by virtue of the Fund’s or other sub-advisers’ non-compliance with FATCA, tax obligations arise under FATCA (“FATCA Tax Obligations”), the Fund or the Adviser will be responsible for such tax obligations. Should the Sub-Adviser incur legal fees with respect to tax or legal advice that become necessary due to the occurrence of the Fund’s FATCA Tax Obligations through no fault of the Sub-Adviser’s, the Adviser will reimburse the Sub-Adviser for reasonable legal fees.

(z)      Valuations and Early Terminations involving Derivatives Documentation. The Adviser authorizes the Sub-Adviser to use its discretion and act swiftly in accordance with the terms of the applicable Derivative Transactions and/or the provisions of the relevant Derivatives Documentation in an event that a relevant derivative dealer, futures commission merchant, executing broker or clearing broker (if singular, “Relevant Party,” if plural,“Relevant Parties”) experiences an Event of Default, potential Event of Default, or termination event. The authority given is with respect to exercising the Fund’s rights under the applicable Derivative Documentation and Derivative Transactions and includes using the Sub-Adviser’s discretion on whether the occurrence of an Event of Default, a Potential Event of Default, or a Termination Event has occurred with respect to a Relevant Party, determining an Early Termination Date and drafting and distributing an Early Termination Notice, making calculations with respect to an amount payable for the Affected Transactions or all relevant Transactions, and generally doing what is necessary to best manage and minimize the exposure to a Relevant Party’s financial crisis. This authority is being given so that the Sub-Adviser will not need to consult with the Adviser or the Trust before acting since time is of the essence during such events. Capitalized words used in this paragraph shall have the meaning ascribed to it in the applicable ISDA Master Agreement. The Sub-Adviser shall notify the Adviser promptly after the Sub-Adviser becomes aware of any occurrence of an Event of Default, a Potential Event of Default, or a Termination Event has occurred with respect to a Relevant Party

2.	Representations

(a)      Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated in this Agreement; and (2) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) will promptly notify the Sub-Adviser of any changes that impact the Sub-Adviser’s activities regarding the Trust, Fund, or Managed Portion, including, by way of example, changes to prospectuses, statements of additional information, policies and procedures.

(b)      Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that it (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) either (A) is a commodity trading advisor that is registered with the CFTC and is a member of the National Futures Association (the “NFA”) or (B) is exempt from registration as a commodity trading advisor pursuant to an exemption that it shall maintain continuously during the term of this Agreement unless, if required during such term, it becomes a commodity trading advisor that is duly registered with the CFTC and is a member in good standing with the NFA; (iv) has provided in writing to the Adviser either the Sub-Adviser’s active NFA identification number or a certification explaining why the Sub-Adviser does not have such a number; (v) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c)      Form ADV Delivery. The Adviser acknowledges that it has received a copy of the Sub-Adviser’s current Form ADV.

3.	Services Not Exclusive

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.	Sub-Adviser Compensation

(a)      As compensation for the services to be rendered by the Sub-Adviser under this Agreement, commencing on the effective date specified in Schedule A, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion’s average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated by the Adviser in accordance with the fee schedule as set forth in Schedule A.

(b)      The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees that the Fund pays to the Adviser under the Investment Management Agreement as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser.

5.	Effective Period; Agreement Termination and Amendments

(a)      Effective Period. This Agreement shall become effective as of the effective date listed on Schedule A. This Agreement shall continue in effect for two years from the date hereof, and thereafter only so long as continuance is specifically approved: (i) at least annually by the Board, including a majority of the trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(b)      Termination by Law/Contract. This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(c)      Termination Rights. This Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser.

(d)      Amendments. This Agreement may be amended by the mutual written consent of the parties. Any material amendment must also be approved by the vote of: (i) the Board, including a majority of the trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

(e)      Fund-by-Fund Application. Termination of this Agreement in respect of a Fund shall not imply termination in respect of any other Fund.

6.	Notification Requirements

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter M or Section 817(h) under the Code; (c) the Sub-Adviser shall have received notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Sub-Adviser provides for the Fund that could reasonably be expected to have a material adverse effect on the Fund; and (d) any change in the Sub-Adviser’s principal officers or any portfolio manager providing services to the Fund.

7.	Liability and Indemnification

(a)      Sub-Adviser Liability. The Sub-Adviser’s duties with respect to the Fund shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for or subject to any damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of the Sub-Adviser’s breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided under provisions of applicable law.

(b)      Adviser and Trust/Fund Liability. None of the Adviser, the Trust, or the Fund shall be liable for, or subject to any damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of its breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided herein or under provisions of applicable law.

(c)      Sub-Adviser Indemnification of Adviser, Trust, and Fund. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”) that the Adviser Indemnified Persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses sustained as a result of the Adviser’s, Trust’s or Fund’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law by the Adviser, the Trust, or the Fund.

(d)      Adviser Indemnification of Sub-Adviser. The Adviser shall indemnify and hold harmless the Sub-Adviser and its respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all Losses that the Sub-Adviser Indemnified Persons may sustain as a result of: (a) the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; (b) any misleading or untrue statement of material fact contained in or omission from the Trust’s prospectus, Statement of Additional

Information, registration statement, or any amendment or supplement thereto, if such statement or omission was not made in reliance on written information provided by the Sub-Adviser; or (c) actions taken by the Sub-Adviser based upon the Trust’s or the Adviser’s instructions as provided herein; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law.

8.	Records; Right to Audit

(a)      Records. The Sub-Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Fund that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on behalf of the Fund are the Fund’s property, and the Sub-Adviser will surrender promptly to any of the Adviser, the Trust, or the Fund any such records upon reasonable advance request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than as expressly authorized by the Fund, if disclosure is expressly required by applicable federal or state regulatory authorities, or if otherwise required or permitted by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b)      Right to Audit. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”), the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

9.	Confidential Information

(a)      No Disclosure to Third-Parties. Except as provided in Section 9(b) below, no party hereto shall disclose to any third party any confidential information obtained under this Agreement with respect to the Fund, the Trust, the Adviser or the Sub-Adviser. For purposes of this Agreement, confidential information includes, without limitation, non-public portfolio holdings information (i.e., portfolio holdings information that has not been made public by having been filed with the SEC), information about the Sub-Adviser’s, the Adviser’s, or the Trust’s business operations, financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether such information would be considered material under the federal securities laws. The receiving party shall use confidential information only in furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure.

(b)      Exceptions. The receiving party may disclose confidential information to a third party: (i) with the prior written consent of the disclosing party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement; (iv) to any market counterparty or broker, dealer, or futures commission merchant (collectively, “trading counterparties”) (in accordance with market practice) in relation to transactions undertaken for the Fund, and to the custodian, in order to assist or enable the proper performance of its services under the Agreement; or (v) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. Subject to the Investment Guidelines, the Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

10.	Use of Sub-Adviser Name

(a)      Sub-Adviser Property. The parties agree that the names of the Sub-Adviser and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Sub-Adviser Property”) are the valuable property of the Sub-Adviser and its affiliates.

(b)      Permitted Use. The Adviser and the Trust may use Sub-Adviser Property only: (i) to identify the Sub-Adviser as the sub-adviser to the Fund as required by law or governmental regulations; and (ii) in marketing materials for the Fund or for insurance or annuity products that offer the Fund as an investment option, provided that such use is limited to: (a) identifying the Sub-Adviser and the services performed for the Fund by the Sub-Adviser; and (b) providing biographical information about the Sub-Adviser that is accurately derived from information provided by or made public by the Sub-Adviser or its affiliates. The Adviser and the Trust agree to provide samples of any material that uses Sub-Adviser Property at the Sub-Adviser’s request and to abide by reasonable guidance provided by the Sub-Adviser and its affiliates regarding proper use of Sub-Adviser Property. Any other use of Sub-Adviser Property must be expressly pre-approved in writing by the Sub-Adviser. Any change in any approved use of Sub-Adviser Property, including, without limitation, a change in a Fund name that includes Sub-Adviser Property, requires prior approval in writing by the Sub-Adviser or its appropriate affiliate. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use Sub-Adviser Property except to the limited extent necessary to comply with laws, governmental regulations or a court order.

(c)      Unauthorized Use. If the Adviser or the Trust makes any unauthorized use of Sub-Adviser Property, the parties acknowledge that the Sub-Adviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Sub-Adviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

11.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without regard to conflict-of-law principles or doctrines thereof) and the applicable provisions of the 1940 Act or other federal laws and regulations. To the extent that the applicable law of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the 1940 Act or other federal laws and regulations, the latter shall control.

12.	Severability/Interpretation

If any provision of this Agreement is held invalid by a court decision, statute, rule, regulation, order, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13.	Notices

Any notice that is required to be given by one party to the other under the terms of this Agreement shall be given in writing and delivered to the other party at the applicable address below, which may be changed by the parties by written notice to the other party in accordance with this Section 13:

If to the Sub-Adviser:

Ivy Investment Management Company

Director of Global Institutional Marketing

6300 Lamar Avenue

Shawnee Mission, KS 66202

Email : nnewton@waddell.com

With copies to Investment Management Compliance, Legal Department, Business Unit, and the Director of Operations, at the same physical address.

Investment Management Compliance E-mail: IMCompliance@waddell.com

Legal Department E-mail: ENakakuki@waddell.com

Business Unit E-mail: TDykman@waddell.com

If to the Adviser:

Lincoln Investment Advisors Corporation

Chief Counsel – Funds Management

150 N. Radnor Chester Road

Radnor, PA 19341

Email: jill.whitelaw@lfg.com

14.	Counterparts

This Agreement may be executed in counterparts. Each counterpart shall be deemed to be an original, but all counterparts together shall constitute one and the same instrument.

15.	Entire Agreement

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

16.	Certain Definitions

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meanings ascribed to them in the 1940 Act, subject to applicable SEC orders, SEC staff no-action letters, and other SEC interpretive materials.

IN WITNESS WHEREOF, each party has caused this instrument to be signed by its duly authorized representative as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ Daniel R. Hayes

Name: Daniel R. Hayes

Title: President

IVY INVESTMENT MANAGEMENT COMPANY

/s/ Thomas W. Butch

Name: Thomas W. Butch

Title: Senior Vice President

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